UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                    Date of report (Date of earliest event reported) February 8, 2006

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

       333-114041                                  20-0645710
(Commission File Number)                     (IRS Employer Identification No.)

      185 PLATTE CLAY WAY
      KEARNEY, MISSOURI                             64060
(Address of Principal Executive Offices)                      (Zip Code)

(800) 800-2244
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Ply Gem Industries, Inc. (“Ply Gem”) announced that it has commenced marketing of a $121.0 million incremental senior secured term loan (the “Incremental Term Loan”). The Incremental Term Loan is expected to be part of an amendment of Ply Gem’s existing senior secured credit facility (the “Amended Credit Facility”).

The proceeds of the Incremental Term Loan will be used to fund Ply Gem’s previously announced proposed acquisition of AWC Holding Company (the “Acquisition”).

Ply Gem will be the borrower under the Amended Credit Facility. The indebtedness under the Amended Credit Facility will be guaranteed by Ply Gem Holdings, Inc., all of Ply Gem’s domestic subsidiaries, and AWC Holding Company and all of its subsidiaries (“Alenco,” and together with Ply Gem Holdings, Inc. and Ply Gem’s domestic subsidiaries, the “Guarantors”). Ply Gem’s obligations under the Amended Credit Facility, and guarantees of the Guarantors, will be secured by a first-priority security interest in substantially all of the assets (including equity interests) of Ply Gem and the Guarantors.

Borrowings under the Incremental Term Loan will bear interest at LIBOR plus a fixed spread. The Incremental Term Loan is expected to have a five year maturity.

Ply Gem expects the Amended Credit Facility to require it to make mandatory prepayments of the Amended Credit Facility with certain funds, including:

•	the proceeds of asset sales, subject to certain reinvestment rights;

•	insurance proceeds, subject to certain reinvestment rights;

•	indebtedness, except for indebtedness permitted under the agreement; and

•	a portion of excess cash flow, subject to certain timing and other conditions.

The Amended Credit Facility will contain affirmative and negative covenants customary for such financings, including limitations on liens, indebtedness, investments, dividends and restricted payments, and acquisitions and sales of assets. The Amended Credit Facility will also require Ply Gem to comply with financial covenants, including a minimum interest coverage ratio, a maximum total leverage ratio and maximum capital expenditures.

The Amended Credit Facility is expected to contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change of control; dissolution; insolvency; bankruptcy events; material judgments and actual or asserted invalidity of the guarantees or security documents. Some of these events of default will allow for grace periods and materiality concepts.

                The Incremental Term Loan is expected to close in the first quarter of 2006 and will be subject to satisfactory documentation and other customary conditions.

In connection with the marketing of the Incremental Term Loan, the following information regarding Ply Gem and Alenco is being provided to potential lenders by Ply Gem:

Alenco’s adjusted EBITDA for the twelve months ended September 30, 2005 was $19.7 million, which includes $4.0 million of synergies anticipated as a result of the Acquisition. Alenco’s sales for the twelve months ended September 30, 2005 were $127.5 million. Aluminum products and vinyl products accounted for 66% and 34%, respectively, of Alenco’s sales in this period.

The projected sources and uses of funds for the Acquisition are as follows:

Sources of Funds	$mm	Uses of Funds	$mm
Incremental Term Loan	$121.0	Acquisition	$120.0
Alenco Management Equity	$8.0	Fees and Expenses	$9.0
Total Sources	$129.0	Total Uses	$129.0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

Dated: February 8, 2006	By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary